Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Neoware, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-93942, 333-20185, 333-56298, 333-107970, 333-102878, 333-107974, and 333-126533) on Form S-8 and in the registration statements (Nos. 333-85490 and 333-107858) on Form S-3 of Neoware, Inc. and subsidiaries of our report dated September 12, 2007, with respect to the consolidated balance sheets of Neoware, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2007, the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2007, which report appears in the June 30, 2007 annual report on Form 10-K of Neoware, Inc.
Philadelphia, Pennsylvania
September 12, 2007